                                                                   Exhibit 10.16
                                                                   -------------
                                WATER AGREEMENT
                                ---------------


     THIS WATER AGREEMENT ("Agreement") is entered into as of the 1st day of October, 1994, by and between EAST DUCHESNE CULINARY WATER IMPROVEMENT DISTRICT (hereinafter referred to as the "Water District") and PETROGLYPH OPERATING COMPANY, INC. (hereinafter referred to as "Petroglyph").


     WHEREAS, the Water District maintains a water pipeline facility (the "System") which provides culinary water to industrial, commercial and residential customers in Duchesne County, Utah; and

     WHEREAS, the parties have entered into an agreement ("Option Agreement") dated as of the 2nd day of April, 1994, giving Petroglyph the option to reserve sufficient capacity and deliverability on the System so as to allow Petroglyph to take, at Petroglyph's election, an amount of water not to exceed 210,000 gallons per day; and

     WHEREAS, Petroglyph has given notice within the Option Period (as that term is defined in the Option Agreement) in accordance with the terms of such Option Agreement of its intention to purchase all of the reserved capacity and deliverability; and

     WHEREAS, the parties wish to further define the terms of their agreement as set forth more fully herein.

     NOW, THEREFORE, for and in consideration of the premises, the parties hereby covenant and agree as follows:


     1.  Original Term.  This Agreement shall continue for a term of ten (10)
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years, commencing on October 1, 1994, and ending on September 30, 2004 A.D. (the
"Original Term").

     2.  Renewal Term.  Provided that Petroglyph has complied with the terms and
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provisions of this Agreement throughout the Original Term and any prior Renewal
Terms, this Agreement shall automatically renew for additional periods of one
(1) year each ("Renewal Term"), unless either party shall terminate this Agreement by giving written notice to the other at least 12 months prior to the expiration of the Original Term or any preceding Renewal Term (the "Termination Date"). The Agreement shall continue during each Renewal Term upon the same terms and conditions contained herein applicable to the Original Term, except as specifically modified by the mutual agreement of the parties prior to the Termination Date. As used herein, the "Term" of this Agreement shall refer, collectively, to the Original Term and all Renewal Terms.

     3.  Capacity and Deliverability.  During the Term of this Agreement, the
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Water District shall reserve sufficient capacity and deliverability on its
System so as to allow Petroglyph to take from time to time, at Petroglyph's election, and the Water District shall deliver, up to 420,000 gallons of water per day ("Reserved Volume") at a rate not to exceed 291.6 gallons per minute. Petroglyph shall from time to time give the Water District reasonable notice prior to any significant change in the volumes it intends to take up to and including the Reserved Volume. Notwithstanding anything in this Agreement to the contrary, the Water District shall at no time be obligated to deliver quantities of water in excess of the physical capacity of the System at the time of delivery.

     4.  Capacity Charge.  Petroglyph shall pay a monthly capacity charge
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("Capacity Charge") of $300.00, payable on the first day of each month.
Petroglyph shall not be required to take any quantity of water during any month, but it shall nonetheless pay the Capacity Charge each month during the Term of this Agreement. The failure to pay the Capacity Charge when due shall not effectuate a forfeiture of Petroglyph's rights under this Agreement, unless the same has not been paid within 10 days after written demand has been made therefor by the Water District.

     5.  Price per Gallon.  There shall be no charge for the first 88,000
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gallons of water taken by Petroglyph during any month, the price for which is included in the Capacity Charge (which Capacity Charge shall be paid regardless of whether or not Petroglyph takes any or no amount of water). Any usage of water by Petroglyph beyond 88,000 gallons per month will be billed by the Water District at a rate of $1.00 per 1,000 gallons. This rate is based upon the Water District's commercial rate for a 4-inch compound meter connection. This price shall be subject to any district-wide rate increases for the class of users to which Petroglyph belongs, with a 30-day notice to Petroglyph.

     6.  Delivery Point.  Petroglyph may at its option install and operate
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buried pipelines at or near one or more delivery points set forth in the "Water
Supply Feasibility Study for Petroglyph Operating Company, Inc. - 1994" (the "Study") prepared by Sunrise Engineering, Inc. (a copy of which has been provided to the Water District, and which is incorporated herein by this reference). Upon construction of one or more such buried pipelines and Petroglyph's notification thereof, the Water District shall deliver the requested quantities of water up to the Reserved Volume to such delivery point or points. In addition to the delivery points identified in the Study, Petroglyph may request delivery at or through one or more points where the Water District's System connects to a third-party water pipeline, in which case the Water District shall deliver the requested quantities of water up to the Reserved Volume at the connection with such third-party water pipeline.

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

     7.  Connection and Meter Requirements.  The Water District shall provide
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Petroglyph one or more connections to its System and install a meter capable of measuring volumes of water delivered at rates of from 25 gallons per minute to 300 gallons per minute. The connection to the System and meter shall be at the delivery point or points requested by Petroglyph. Except to the extent connections and meters are already present at the requested delivery point, for each delivery point requested by Petroglyph, Petroglyph shall pay the Water District $6,000 for the cost of connecting Petroglyph's pipeline to its System and the installation of the meter. The 4-inch compound meter shall be capable of delivering water from 1 gallon to 700 gallons per minute. Petroglyph shall provide a dual check backflow preventor between the Water District's meter and Petroglyph's pumps.

     8.  Sufficient Capacity.  The parties agree and acknowledge that the
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volumes of water to be taken by Petroglyph hereunder shall be used for purposes of general oil and gas field operations and for the secondary recovery of oil through waterflooding in Duchesne County, Utah. The Water District represents and warrants that it has sufficient volumes of water and capacity for delivery dedicated to and of the class and type of user, whether industrial, commercial or other class or type, to deliver to Petroglyph the quantities of water reserved herein up to the Reserved Volume. The Water District furthermore represents and warrants that Petroglyph shall not be required to pay any additional charge or fee for the intended use of the water delivered hereunder to any person or governmental agency.

     9.  Further Assurances.  The Water District agrees and covenants that it
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will take no action nor enter into any agreement that would in any way impair or reduce its ability to deliver the Reserved Volume of water or otherwise to fully perform its obligations under this Agreement.

     10.  Assignability.  The rights and obligations under this Agreement may be
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assigned and delegated in part or whole by either party to another party capable of performing hereunder, but only upon 10 days written notice by such assigning and delegating party to the other party.

     11.  Notices.  All notices and communications required or permitted under
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this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice i) if personally delivered, when received, ii) if mailed, three business days after mailing, either first class mail or certified mail, or iii) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

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

     to the Water District:
     ---------------------

        East Duchesne Culinary Water
        Improvement District
        P. O. Box 319
        Duchesne, Utah 84021-0319


     to Petroglyph:
     -------------

        Petroglyph Operating Company, Inc.
        P. O. Box 1807
        Hutchinson, Kansas  67504-1807

     12.  System Shortages.  In the event of a shortage of water in the System
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requiring the restriction of water use, it is understood that the Water District may not be able to deliver the quantities of water specified in this Agreement. It is understood and agreed that the Water District shall give preference to its residential water customers or other customers having a higher usage priority than Petroglyph as is in the best interest of the health and welfare of the residents residing within the service area of the Water District.

     13.  Binding Effect.  This Agreement shall inure to the benefit of and be
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binding upon the parties hereto, their successors, heirs, devisees, administrators, executors, and assigns.

     14.  Entire Agreement.  This Agreement constitutes the entire agreement of
          ----------------
the parties hereto and supersedes all prior oral and written agreements and understandings with respect to the subject matter hereof.

     15.  Headings.  The headings contained in this Agreement shall be deemed to
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be for the convenience of the parties only and shall not be considered in construing this Agreement.

     16.  Amendments.  No amendments or additions to this Agreement shall be
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binding unless in writing and signed by the parties hereto, except as herein otherwise provided.

     17.  Force Majeure.  Neither party shall be liable for any error, failure
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to perform or delay in performance if such error, failure or delay is not due to such party's negligence and arises from actions of civil or regulatory authorities, national emergency, labor difficulty, fire, flood or other catastrophe, act of God, insurrection, war, riot, power supply failure, unavoidable malfunctions or difficulties with equipment, inability to obtain materials or supplies, or any other cause which could not reasonably have been foreseen and provided against.

        Executed as of the day and year first above written.


     WATER DISTRICT:                          PETROGLYPH:

     EAST DUCHESNE CULINARY WATER             PETROGLYPH OPERATING COMPANY, INC.
     IMPROVEMENT DISTRICT


     By:  /s/ John A. Swasey                  By:  /s/ Robert C. Murdock
          --------------------                   -------------------------
           John A. Swasey,                       Robert C. Murdock,
           Chairman                              Vice President

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